UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: February 6, 2006

SAN Holdings, Inc.
(Exact name of registrant as specified in its charter)

Colorado	0-16423	84-0907969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9800 Pyramid Court, Suite 130, Englewood, CO 80112
(Address of Principal Executive Offices) (Zip Code)

(303) 660-3933
Registrant’s telephone number, including area code

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 6, 2006, SAN Holdings, Inc. (the “Company”) increased the borrowing availability from $13 million to $14 million under the revolving credit facility (the “Credit Facility”) that the Company maintains with Sun Solunet, LLC (“Sun Solunet”), the Company’s majority shareholder, as assignee of Harris N.A. (formerly known as Harris Trust and Savings Bank). The Credit Facility was amended pursuant to the Ninth Amendment to the Loan Authorization Agreement (the “Ninth Amendment”) between the Company and Sun Solunet, which is filed as an exhibit to this Report. In addition to increasing the Company’s borrowing availability, the Ninth Amendment changed the maturity date to December 31, 2006 and permits accrual of interest to the principal amount of the loan until maturity.

The purpose of the increase in borrowing availability on the Credit Facility was to provide additional working capital to the Company.

Pursuant to the letter agreement dated March 31, 2003, as amended November 23, 2005 (“Credit Support Agreement”), among the Company, Sun Solunet and Sun Capital Partners II, LP, at six-month intervals (each May and November), in partial consideration for the Credit Facility, the Company is required to issue a warrant to purchase shares of the Company’s common stock to Sun Solunet (the “Guaranty Warrants”). The number of shares issuable upon exercise of the Guaranty Warrants is based on the amount that the borrowings under the Credit Facility exceeds $3.0 million as of each six-month interval, as disclosed in the Company’s Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004. The next interval period for the issuance of a Guaranty Warrant is May 16, 2006. Assuming the increase to the Credit Facility remains outstanding as of such date, the number of shares issuable upon exercise of the Guaranty Warrant will increase.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

10.01	Ninth Amendment to the Loan Authorization Agreement between Sun Solunet, LLC and the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAN HOLDINGS, INC.

Date: February 9, 2006	By:	/s/ Robert C. Ogden
Robert C. Ogden, Vice President, Chief Financial Officer and Secretary